Exhibit 3.29
CERTIFICATE OF INCORPORATION
MEDBLOC, INC.
     FIRST: The name of the corporation is MEDBLOC, INC.
     SECOND: Its Registered Office is to be located at 1013 Centre Road, Wilmington, Delaware 19805 in the county of New Castle. The Registered Agent in charge thereof is W’K Corporate Service (DEL), Inc.
     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH: The amount of the total authorized capital stock of this corporation is One Thousand (1,000) common shares all of which shall be without par value.
     FIFTH: The name and mailing address of the incorporator is as follows:
Lawrence A. Kirsch
90 State Street
Albany, New York 12207
     I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein are true, and I have accordingly hereunto set my hand this 6th day of December, 1996.

/s/ Lawrence A. Kirsch

Incorporator
LAWRENCE A. KIRSCH
90 State Street
Albany, New York